EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Keurig Dr Pepper Appoints Veteran CPG Executive as Chief Operating Officer and Announces Plan for CEO Succession

Tim Cofer joins Company as COO, will assume CEO role in Q2 2024

Chairman & CEO Bob Gamgort will guide transition and then serve as Executive Chairman

BURLINGTON, Mass. and FRISCO, Texas, Sept. 20, 2023 -- Keurig Dr Pepper Inc. (NASDAQ: KDP) today announced the appointment of Tim Cofer as Chief Operating Officer, reporting to Chairman & CEO Bob Gamgort, as a key step in the Company’s CEO succession plan. Cofer, who will join KDP on Nov. 6, 2023, will work side by side with Gamgort while in a COO capacity, with a planned transition to CEO in the second quarter of 2024. Gamgort will serve as Executive Chairman of KDP after the transition occurs.

Cofer is a seasoned consumer packaged goods executive, with more than 30 years of multinational experience and a strong track record of driving growth, leading transformations and creating shareholder value. He currently serves as CEO of Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) (Central), where he has overseen a multi-year period of double-digit revenue and profit growth and a series of strategic acquisitions.

Prior to joining Central in 2019, Cofer spent more than 25 years with Mondelēz International and its predecessor company, Kraft Foods, with responsibility across a wide range of product categories, including coffee, chocolate and packaged food. In his last position as EVP and Chief Growth Officer, he was a critical architect behind the company’s successful growth strategy. He previously led several global regions, including as President of Asia Pacific, Middle East & Africa Mondelēz International and President of Kraft Foods Europe. In his U.S.-focused roles of President of Kraft Pizza Company and President of Oscar Mayer Foods, he oversaw manufacturing and distribution operations, including a nationwide direct store delivery network. He also led the global integration of Kraft and Cadbury, delivering on the merger’s strategic and financial objectives while nurturing a combined high-performing culture.

KDP’s succession plan provides for a robust transition period, during which Cofer will help drive the Company’s strategic growth agenda and oversee operations with Gamgort. Collaborating with KDP’s Executive Leadership Team (ELT), Cofer will play a significant leadership role in each of the Company’s business segments.

Commenting on the announcement, Gamgort stated, "Tim is the ideal person to lead KDP in its next chapter. With his background as a successful public company CEO and a veteran CPG executive, Tim steps into this role with the experience and capabilities that will propel KDP’s growth journey. I’m fully committed, as is our entire ELT, to supporting Tim as he prepares to assume the CEO role. When the transition occurs, I will lead the Board of Directors as Executive Chairman.”

"I’m passionate about leading great companies, building iconic brands and developing exceptional people and teams, which, when combined, generate significant shareholder value,” stated Cofer. “KDP is uniquely positioned as a pure-play beverage company with powerful brand equities in attractive categories, shepherded by an incredible team. I’m honored and excited to add to its legacy.”

KDP Lead Independent Director Paul Michaels stated, "The process the Board took in evaluating KDP’s next CEO was thoughtful and comprehensive, including the consideration of internal and external candidates. We are confident that Tim’s extensive CPG experience and growth-oriented leadership will make him a very strong next CEO of KDP."

ABOUT KEURIG DR PEPPER
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue of more than $14 billion and approximately 28,000 employees. KDP holds leadership positions in liquid refreshment beverages, including soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company's portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Canada Dry®, Clamato®, CORE®, Green Mountain Coffee Roasters®, Mott's®, Snapple®, and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company's Drink Well. Do Good. corporate responsibility platform is focused on the greatest opportunities for impact in the environment, its supply chain, the health and well-being of consumers and with its people and communities. For more information, visit www.keurigdrpepper.com.

Contacts:

Media:

Katie Gilroy
T: 781-418-3345/ katie.gilroy@kdrp.com

Investors:

Jane Gelfand
T: 888-340-5287 / jane.gelfand@kdrp.com

Chethan Mallela
T: 888-340-5287 / chethan.mallela@kdrp.com